                                                                   EXHIBIT 99.1

                  WEATHERFORD ANNOUNCES THIRD QUARTER RESULTS

October 22, 1998, Houston, Texas - Weatherford International, Inc. (NYSE-WFT) today announced income from continuing operations of $42.8 million or $.44 per diluted share, on revenues of $482.5 million for the third quarter of 1998 compared to income from continuing operations of $53.7 million or $.55 per diluted share, on revenues of $509.7 million for the third quarter of 1997. Operating income for the third quarter of 1998 was $79.5 million compared to $92.3 million for the third quarter of 1997.

The Company indicated that the results in the current quarter reflected the impact of the global economic slowdown on the price of oil and customers' decision to limit investments in exploration, drilling and production activities. Performance was also impacted by severe weather in the Gulf of Mexico during the quarter and severance costs associated with the elimination of 1,200 jobs. The combination of weather-related activity disruptions and severance costs accounted for an approximate $5 million after-tax, or $.05 per diluted share impact on the quarterly results.

Income from continuing operations for the nine months ended September 30, 1998, excluding one-time costs related to the merger of EVI, Inc. and Weatherford Enterra, Inc. ($78 million or $.80 per diluted share after tax) recorded in the second quarter of 1998, was $167.0 million or $1.71 per diluted share on revenues of $1.6 billion compared to income from continuing operations of $137.4 million or $1.41 per diluted share on revenues of $1.4 billion for the nine months ended September 30, 1997.

COMPLETION AND OILFIELD SERVICES
--------------------------------
Operating income at the Company's Completion and Oilfield Services group was $42.2 million in the current quarter, a 27% decrease from third quarter 1997 results. North American revenues decreased approximately 17% from 1997 to 1998 reflecting lower rig activity in the U.S. and Canada as well as the impact of twenty-six days of activity disruption in the Gulf of Mexico due to tropical storms. Results in the quarter were also impacted by severance and other costs associated with the downsizing of North American operations in line with current and anticipated activity. Partially offsetting the North American weakness were strong results from operations in Middle East, North African and Asia Pacific markets. The combination of these regions produced revenue increases of 15% from year to year.

ARTIFICIAL LIFT SYSTEMS
-----------------------
Third quarter 1998 operating income at the Company's Artificial Lift Systems group decreased to $6.2 million from $10 million in the 1997 third quarter. The decrease in operating income is attributable to the overall drop in worldwide drilling and production activity with specific emphasis on oil markets in North America. Partially offsetting the weakness in oil-related artificial lift markets was a strong quarter from the group's gas compression business. Gas compression operating margins increased to 10% in the 1998 period from 8.5% last year as the Company implemented manufacturing cost reduction programs and focused on the service business.

DRILLING PRODUCTS
-----------------
Operating income at the Company's Drilling Products group increased 5% to $36.4 million on revenues of $162.4 million for the third quarter of 1998 from $34.6 million on revenues of $168.1 million for the third quarter of 1997. Total shipments of drill stem products increased approximately 11% from the third quarter of 1997 to the third quarter of 1998. Looking forward, the Company expects that drill stem shipments will decrease approximately 400,000 feet in each of the fourth quarter of 1998 and the first quarter of 1999 as the Company aligns production levels with anticipated end-user demand. The increase in third quarter drill stem volume and profitability was offset by a $37 million decline in engineered connections and Premium tubular revenues. Premium revenues are expected to increase modestly in the coming quarters as distributors' inventory complete their adjustment to prevailing market conditions.

Houston-based Weatherford International, Inc. is one of the largest global providers of engineered products and services to the drilling and production segments of the oil and gas industry.

Contact:
Don Galletly
Vice President
(713) 297-8466


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

                        WEATHERFORD INTERNATIONAL, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's Except Per Share Amounts)



                                              Three Months Ended          Nine Months Ended
                                                 September 30,              September 30,
                                           ------------------------    ------------------------
                                              1998          1997          1998          1997
                                           ----------    ----------    ----------    ----------
Net Revenues:
     Completion and Oilfield Services      $  207,368    $  222,504    $  655,674    $  616,423
     Artificial Lift Systems                  112,651       108,661       403,095       288,522
     Drilling Products                        162,435       168,091       527,978       436,173
     Divestitures                                  --        10,462            --        76,852
                                           ----------    ----------    ----------    ----------
                                              482,454       509,718     1,586,747     1,417,970
                                           ----------    ----------    ----------    ----------

Operating Income:
     Completion and Oilfield Services          42,249        58,560       153,592       148,770
     Artificial Lift Systems                    6,229        10,017        37,079        27,424
     Drilling Products                         36,436        34,576       127,105        82,538
     Divestitures                                  --           715            --         4,594
     Corporate Expenses                        (5,437)      (11,585)      (20,822)      (28,350)
     Merger Costs and Other Charges                --            --      (120,000)           --
                                           ----------    ----------    ----------    ----------
                                               79,477        92,283       176,954       234,976

Other Income (Expense):
     Other, Net                                 1,023           626         4,357         8,064
     Interest Expense                         (14,723)      (10,125)      (40,482)      (31,273)
                                           ----------    ----------    ----------    ----------
Income Before Income Taxes                     65,777        82,784       140,829       211,767
Provision For Income Taxes                     23,023        29,058        51,823        74,397
                                           ----------    ----------    ----------    ----------
Net Income                                 $   42,754    $   53,726    $   89,006    $  137,370
                                           ==========    ==========    ==========    ==========

Earnings Per Share:
     Basic                                 $     0.44    $     0.56    $     0.92    $     1.44
                                           ==========    ==========    ==========    ==========
     Diluted                               $     0.44    $     0.55    $     0.91    $     1.41
                                           ==========    ==========    ==========    ==========

Weighted Average Shares Outstanding:
     Basic                                     97,386        96,346        96,973        95,703
                                           ==========    ==========    ==========    ==========
     Diluted                                   97,819        97,937        97,684        97,194
                                           ==========    ==========    ==========    ==========

Depreciation and Amortization:
     Completion and Oilfield Services      $   23,817    $   21,217    $   68,861    $   62,971
     Artificial Lift Systems                   10,740         7,581        32,403        22,224
     Drilling Products                          7,549         6,657        23,042        17,314
     Divestitures                                  --           100            --         1,541
     Corporate                                    220           648         1,547         1,920
                                           ----------    ----------    ----------    ----------
                                           $   42,326    $   36,203    $  125,853    $  105,970
                                           ==========    ==========    ==========    ==========
